Exhibit 99.1

Myers Industries Reports 2020 First Quarter Results

Gross margin improves despite lower sales;

Company updates 2020 annual revenue outlook and withdraws annual EPS guidance

May 6, 2020, Akron, Ohio—Myers Industries, Inc. (NYSE: MYE), a manufacturer of polymer products and distributor for the tire, wheel and under-vehicle service industry, today announced results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights

•

GAAP income per diluted share from continuing operations was $0.47, including $11.9 million of pre-tax income from the sale of notes and release of lease guarantee liability related to the Company’s Lawn and Garden business (sold in 2015), compared with $0.19 for the first quarter of 2019

•	Adjusted income per diluted share from continuing operations was $0.22, compared with $0.23 for the first quarter of 2019

•	Net sales decreased 12.1% to $122.3 million, compared with $139.1 million for the first quarter of 2019

•	Gross margin increased to 34.8%, compared with 32.7% for the first quarter of 2019

•	Cash flow from continuing operations was $5.0 million and free cash flow was $2.5 million, compared with $5.3 million and $2.4 million, respectively, for the first quarter of 2019

“During the first quarter, our teams continued to perform well, delivering gross margin expansion despite a decline in sales due to the softening of several end markets,” said Mike McGaugh, President and Chief Executive Officer of Myers Industries. “As I step into my role as the new CEO of Myers, we will continue to execute our strategic objectives, while maintaining our focus on minimizing the impact of COVID-19. Our primary concern is the safety and well-being of our employees and their families, our communities, our customers, and our suppliers. We have implemented operational protocols at each of our locations providing our sites with detailed guidelines and procedures for responding to the COVID-19 pandemic, consistent with federal, state and local requirements. The Myers teams remain committed to meeting our customers’ needs during this unprecedented time of uncertainty and have quickly adapted to ensure our customers get the essential products they need.”

Mr. McGaugh continued, “As we navigate the current environment, we are well-positioned with a strong balance sheet, including $73.2 million in cash at the end of the quarter, and have sufficient liquidity to support our operations. We have conducted scenario planning and developed contingency plans that we will continue to adjust, as needed, to help mitigate any potential risks and capitalize on opportunities in the months ahead.”

First Quarter 2020 Financial Summary

Net sales for the first quarter of 2020 decreased $16.9 million, or 12.1% to $122.3 million, compared with $139.1 million for the first quarter of 2019. The decrease was the result of sales declines across key markets in the Material Handling Segment. Gross profit decreased to $42.5 million, compared with $45.6 million for the first quarter of 2019. However, gross profit margin increased to 34.8% compared with 32.7% last year as favorable price-cost margin more than offset the lower sales volume during the quarter. Selling, general and administrative expenses decreased $3.4 million to $31.1 million, compared with $34.5 million in the first quarter of 2019, due primarily to lower compensation costs and savings from the transformation initiatives in the Distribution Segment. GAAP income per diluted share from continuing operations was $0.47 (including $11.9 million of pre-tax income from the sale of notes and release of lease guarantee liability related to the Company’s Lawn and Garden business, which was sold in 2015), compared with $0.19 for the first quarter of 2019. Adjusted income per diluted share from continuing operations was $0.22, compared with $0.23 for the first quarter of 2019.

Segment Results

Net sales in the Material Handling Segment (consumer, food and beverage, industrial and vehicle end markets) for the first quarter of 2020 were $84.1 million, a decrease of $18.9 million or 18.3%, compared with $103.0 million for the first quarter of 2019. Sales declines in the Company’s food and beverage, vehicle and industrial end markets were only partially offset by a sales increase in the Company’s consumer end market. For the first quarter of 2020, operating income for this segment declined 6.4% to $15.2 million, compared with $16.2 million in 2019. Adjusted operating income declined 12.3% to $15.2 million, compared with $17.3 million in 2019. The lower volume was partially offset by favorable price-cost margin and lower variable incentive compensation costs. The Material Handling Segment’s adjusted operating income margin was 18.0%, compared with 16.8% for the first quarter of 2019.

Net sales in the Distribution Segment (auto aftermarket end market) for the first quarter of 2020 were $38.2 million, an increase of $2.0 million, or 5.6%, compared with $36.2 million in 2019. Incremental sales from the August 2019 acquisition of Tuffy Manufacturing Industries, Inc. led to the improvement. First quarter operating income for this segment increased to $1.9 million, compared with $0.2 million in 2019. Adjusted operating income increased to $1.9 million, compared with $1.1 million in 2019. The increase in adjusted operating income was due primarily to savings from the segment’s transformation initiatives. The Distribution Segment’s adjusted operating income margin was 4.9%, compared with 3.1% for the first quarter of 2019.

2020 Outlook

“As a result of the uncertainty related to the duration and extent of the potential impacts of COVID-19, and the lack of visibility we have going forward due to how quickly things are changing, we are withdrawing our 2020 earnings per share guidance that we provided during our fourth quarter 2019 earnings call,” said Mr. McGaugh. “That being said, we will continue to provide quarterly updates regarding sales trends and our revised outlook for end markets.”

The Company now expects total revenue to decline approximately 10% year-over-year in 2020, down from its previous guidance of a mid-single-digit percentage increase. The Company also anticipates that sales will be down approximately 20% year-over-year in the second quarter, with approximately 60% of the decline in the second quarter coming from continued sales decreases in the Company’s food and beverage, industrial and vehicle end markets. The remainder of the decline is expected to come from sales decreases in the auto aftermarket end market, where sales dropped off significantly in the last couple weeks of March and continued to decline in the second quarter. The Company is still anticipating that depreciation and amortization will be approximately $21 million, net interest expense will be approximately $4 million, the effective tax rate will be approximately 27%, and capital expenditures will be approximately $15 million.

“In spite of the short-term headwinds due to the COVID-19 pandemic, I remain optimistic about Myers’ longer-term growth prospects. We are a solid, well-operated company with a strong balance sheet. I believe these attributes will be a tailwind for Myers as the economy begins to re-start, and we continue to focus on executing our strategies to deliver profitable revenue growth,” said Mr. McGaugh.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Wednesday, May 6, 2020, at 8:30 a.m. EDT. The call is anticipated to last approximately one hour and may be accessed by dialing: (US) 833-513-0562 or (Int’l) 236-714-2198. The Conference ID # is 6894555. Callers are asked to sign on at least five minutes in advance. The live webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 800-585-8367 or (Int’l) 416-621-4642. The Conference ID # is 6894555.

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP measures in this release. Adjusted income per diluted share from continuing operations, operating income as adjusted, income from continuing operations as adjusted, EBITDA as adjusted, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and free cash flow are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Myers Industries

Myers Industries, Inc. is a manufacturer of polymer products for industrial, agricultural, automotive, and commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “outlook”, “target”, “goal”, “view” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: disease outbreaks such as COVID-19 and the impacts stemming from any such outbreaks including supply chain disruptions, operational disruptions, full or partial facility closures, and other similar impacts, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities, or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its website at www.sec.gov and on the Company’s Investor Relations section of its website at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

Contact: Monica Vinay, Vice President, Investor Relations & Treasurer, (330) 761-6212

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share and per share data)

	Quarter Ended
	March 31, 2020	March 31, 2019
Net sales	$122,250	$139,115
Cost of sales	79,767	93,556

Gross profit	42,483	45,559
Selling, general and administrative expenses	31,116	34,468
Gain on disposal of fixed assets	(7)	(43)
Impairment charges	—	916
Gain on sale of notes receivable	(11,924)	—

Operating income (loss)	23,298	10,218
Interest expense, net	1,069	1,049

Income (loss) from continuing operations before income taxes	22,229	9,169
Income tax expense (benefit)	5,503	2,526

Income (loss) from continuing operations	16,726	6,643
Income (loss) from discontinued operations, net of income tax	—	127

Net income (loss)	$16,726	$6,770

Income (loss) per common share from continuing operations:
Basic	$0.47	$0.19
Diluted	$0.47	$0.19
Income (loss) per common share from discontinued operations:
Basic	$—	$—
Diluted	$—	$—
Net income (loss) per common share:
Basic	$0.47	$0.19
Diluted	$0.47	$0.19
Weighted average common shares outstanding:
Basic	35,723,979	35,388,989
Diluted	35,828,428	35,694,830

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31,
	2020	2019	% Change
Net sales
Material Handling	$84,076	$102,951	(18.3)%
Distribution	38,195	36,174	5.6%
Inter-company Sales	(21)	(10)	—

Total	$122,250	$139,115	(12.1)%

Operating income (loss)
Material Handling	$15,167	$16,207	(6.4)%
Distribution	1,850	213	768.5%
Corporate	6,281	(6,202)	—

Total	$23,298	$10,218	128.0%

Operating income (loss) as adjusted
Material Handling	$15,167	$17,295	(12.3)%
Distribution	1,867	1,114	67.6%
Corporate	(5,359)	(6,202)	—

Total	$11,675	$12,207	(4.4)%

Operating income margin as adjusted
Material Handling	18.0%	16.8%
Distribution	4.9%	3.1%
Corporate	n/a	n/a

Total	9.6%	8.8%

EBITDA as adjusted
Material Handling	$20,197	$22,821	(11.5)%
Distribution	2,463	1,376	79.0%
Corporate	(5,260)	(6,092)	—

Total	$17,400	$18,105	(3.9)%

EBITDA margin as adjusted
Material Handling	24.0%	22.2%
Distribution	6.4%	3.8%
Corporate	n/a	n/a

Total	14.2%	13.0%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GROSS PROFIT, OPERATING INCOME AND EBITDA (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31, 2020
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$84,076	$38,195	$122,271	$(21)	$122,250
GAAP Gross profit			42,483	—	42,483
Add: Restructuring expenses and other adjustments			—	—	—

Gross profit as adjusted			42,483	—	42,483
Gross profit margin as adjusted			34.7%	n/a	34.8%
GAAP Operating income (loss)	15,167	1,850	17,017	6,281	23,298
Add: Restructuring expenses and other adjustments	—	—	—	249	249
Add: Tuffy acquisition costs	—	17	17	35	52
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	—	—	(11,924)	(11,924)

Operating income (loss) as adjusted	15,167	1,867	17,034	(5,359)	11,675
Operating income margin as adjusted	18.0%	4.9%	13.9%	n/a	9.6%
Add: Depreciation and amortization	5,030	596	5,626	99	5,725

EBITDA as adjusted	$20,197	$2,463	$22,660	$(5,260)	$17,400
EBITDA margin as adjusted	24.0%	6.4%	18.5%	n/a	14.2%

	Quarter Ended March 31, 2019
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
GAAP Net sales	$102,951	$36,174	$139,125	$(10)	$139,115
GAAP Gross profit			45,559	—	45,559
Add: Restructuring expenses and other adjustments			172	—	172

Gross profit as adjusted			45,731	—	45,731
Gross profit margin as adjusted			32.9%	n/a	32.9%
GAAP Operating income (loss)	16,207	213	16,420	(6,202)	10,218
Add: Restructuring expenses and other adjustments(1)	172	901	1,073	—	1,073
Add: Asset impairment	916	—	916	—	916

Operating income (loss) as adjusted	17,295	1,114	18,409	(6,202)	12,207
Operating income margin as adjusted	16.8%	3.1%	13.2%	n/a	8.8%
Add: Depreciation and amortization	5,570	262	5,832	110	5,942
Less: Depreciation adjustments	(44)	—	(44)	—	(44)

EBITDA as adjusted	$22,821	$1,376	$24,197	$(6,092)	$18,105
EBITDA margin as adjusted	22.2%	3.8%	17.4%	n/a	13.0%

(1)	Includes gross profit adjustments of $172 and SG&A adjustments of $901

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME AND EARNINGS PER DILUTED SHARE (UNAUDITED)

(Dollars in thousands, except per share data)

	Quarter Ended March 31,
	2020	2019
GAAP Operating income (loss)	$23,298	$10,218
Add: Restructuring expenses and other adjustments	249	1,073
Add: Tuffy acquisition costs	52	—
Less: Lawn and Garden sale of note/release of lease guarantee liability	(11,924)	—
Add: Asset impairment	—	916

Operating income as adjusted	11,675	12,207
Less: Interest expense, net	(1,069)	(1,049)

Income before taxes as adjusted	10,606	11,158
Less: Income tax expense(1)	(2,864)	(3,013)

Income from continuing operations as adjusted	$7,742	$8,145
Adjusted earnings per diluted share from continuing operations	$0.22	$0.23

(1)	Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2020 and 2019 is 27%.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$73,214	$75,527
Accounts receivable, net	65,255	62,279
Income tax receivable	—	142
Inventories, net	49,127	44,260
Prepaid expenses and other current assets	3,036	2,834

Total Current Assets	190,632	185,042
Property, plant, & equipment, net	54,038	54,964
Right of use asset—operating leases	5,355	5,901
Deferred income taxes	716	5,807
Other assets	98,126	101,425

Total Assets	$348,867	$353,139

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$49,456	$46,867
Accrued expenses	28,559	33,701
Operating lease liability—short-term	1,803	2,057
Long-term debt—current portion	39,937	—

Total Current Liabilities	119,755	82,625
Long-term debt	37,338	77,176
Operating lease liability—long-term	3,778	4,074
Other liabilities	11,773	22,582
Total Shareholders’ Equity	176,223	166,682

Total Liabilities & Shareholders’ Equity	$348,867	$353,139

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Quarter Ended March 31,
	2020	2019
Cash Flows From Operating Activities
Net income (loss)	$16,726	$6,770
Income (loss) from discontinued operations, net of income taxes	—	127

Income (loss) from continuing operations	16,726	6,643
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities
Depreciation	3,553	4,012
Amortization	2,271	2,026
Non-cash stock-based compensation expense	653	958
Gain on disposal of fixed assets	(7)	(43)
Gain on sale of notes receivable	(11,924)	—
Impairment charges	—	916
Other	241	100
Payments on long-term performance based compensation	—	(413)
Other long-term liabilities	(104)	379
Cash flows provided by (used for) working capital
Accounts receivable	(3,524)	1,200
Inventories	(5,209)	1,207
Prepaid expenses and other current assets	(218)	733
Accounts payable and accrued expenses	2,569	(12,417)

Net cash provided by (used for) operating activities—continuing operations	5,027	5,301
Net cash provided by (used for) operating activities—discontinued operations	—	7,297

Net cash provided by (used for) operating activities	5,027	12,598

Cash Flows From Investing Activities
Capital expenditures	(2,490)	(2,933)
Acquisition of business	(691)	—
Proceeds from sale of property, plant and equipment	—	4,486
Proceeds from sale of notes receivable	1,200	—

Net cash provided by (used for) investing activities—continuing operations	(1,981)	1,553
Net cash provided by (used for) investing activities—discontinued operations	—	—

Net cash provided by (used for) investing activities	(1,981)	1,553

Cash Flows From Financing Activities
Cash dividends paid	(4,899)	(4,940)
Proceeds from issuance of common stock	125	146
Shares withheld for employee taxes on equity awards	(362)	(974)

Net cash provided by (used for) financing activities—continuing operations	(5,136)	(5,768)
Net cash provided by (used for) financing activities—discontinued operations	—	—

Net cash provided by (used for) financing activities	(5,136)	(5,768)

Foreign exchange rate effect on cash	(223)	39

Net (decrease) increase in cash	(2,313)	8,422
Cash at January 1	75,527	58,894

Cash at March 31	$73,214	$67,316

MYERS INDUSTRIES, INC.

RECONCILIATION OF FREE CASH FLOW TO GAAP NET CASH PROVIDED BY

(USED FOR) OPERATING ACTIVITIES – CONTINUING OPERATIONS

(UNAUDITED)

(Dollars in thousands)

	QTD	QTD
	March 31, 2020	March 31, 2019
Net cash provided by (used for) operating activities—continuing operations	$5,027	$5,301
Capital expenditures	(2,490)	(2,933)

Free cash flow	$2,537	$2,368